Exhibit 10.11

AMENDED AND RESTATED EMPLOYMENT

AND NONCOMPETITION AGREEMENT

This Amended and Restated Employment and Noncompetition Agreement (the “Amended Agreement”) is entered into as of April 30, 2018, and amends and restates the Employment and Noncompetition Agreement originally dated September 1, 2013 (the “Original Agreement”) by and between U.S. Xpress, Inc., a Nevada corporation (the “Company”) and John W. White, an individual (the “Employee”).

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

Section 1.1                                    Employment Duties.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Amended Agreement.  The Employee shall serve as the Company’s Chief Sales and Marketing Officer. During the Term (as defined in Section 1.2 hereof), the Employee shall devote substantially all of his working time, attention, skill, and reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Employee shall report directly to Eric Fuller, the President and Chief Executive Officer the Company’s parent company, U.S. Xpress Enterprises, Inc. In the event Employee is promoted during the term of this Amended Agreement, the Amended Agreement shall remain in effect.  In the event Employee is demoted during the term of this Amended Agreement, the parties shall in good faith negotiate any needed changes to the Amended Agreement.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and polices of the Company and any changes therein which may be adopted from time to time by the Company and of which Employee has received notice.

Section 1.2                                    Term.  This Amended Agreement shall be effective on April 30, 2018 (the “Effective Date”) and shall continue until the third anniversary thereof (the “Original Term”), unless earlier terminated as provided in Article III hereof, provided that, on such third anniversary of the Effective Date and each annual anniversary thereafter (such date and each annual anniversary thereof, a “Renewal Date”), the Amended Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of one year, unless either party provides written notice of its intention not to extend the term of the Amended Agreement at least 90 days prior to the applicable Renewal Date.   The duration of this Amended Agreement is referred to herein as the “Employment Term”.

ARTICLE II

COMPENSATION

Section 2.1                                    Base Salary.  Subject to Section 3.2 hereof, the Company shall pay the Executive a salary at an annual rate of $335,000.00 for the Employment Term, subject to increases at the discretion of the Company (the “Base Salary”).  Such Base Salary shall be paid at such times and in such increments as are consistent with the Company’s regular payroll practices for other comparable full-time employees of the Company.  In addition, Employee shall participate in the Company’s bonus plan at the executive level.

Section 2.2                                              Benefits and Perquisites. Subject to the terms of the applicable benefit plan documents, during the Term of this Amended Agreement, the Company shall provide the Employee with such health and welfare plans, retirement savings plan, and other benefits as are generally provided by the Company to other similarly situated executives of the Company.  including, but not limited to, all benefits available under the Company’s Xpre$$avings 401(k) Plan, Section 125 Cafeteria Plan, Section 105 Plan, Non-Qualified Deferred Compensation Plan, and such other employee benefit plans as may be adopted from time to time, a medical allowance that reimburses the Employee the premium cost for such major medical, dental and vision plans as elected by the Employee under the Company’s Section 125 Plan, and executive disability insurance, all of which shall be taxed as required by IRS regulations.

Section 2.3                                              Deferred Compensation Account.  The Company shall match Employee’s annual contribution to his U.S. Xpress Deferred Compensation account up to a maximum of Thirty Five Thousand Dollars ($35,000.00) per calendar year.

Section 2.4                                              Company Car.  Pursuant to Section 2.7 of the Original Agreement, Company shall transfer on or before September 1, 2018 the title to the 2014 Nissan GTR currently owned by the Company (or an affiliated company) and provided to Employee for his exclusive use.  Upon transfer of the title, all responsibility for insurance on such vehicle shall be assumed by Employee, and the Company shall have no further liability arising from the ownership of such vehicle.  Such transfer shall be taxed in accordance with applicable IRS regulations.

Section 2.5                                                Vacation; Paid Time-Off. During the Employment Term, the Employee will be entitled to take such paid vacation and other time off on a basis that is at least as favorable as that provided to other similarly situated executives of the Company. The Employee shall receive other paid time-off in accordance with the Company’s policies for executive officers, as such policies may exist from time to time.

Section 2.6                                    Deductions. The Company may withhold from any salary or benefits payable or otherwise conferred by this Amended Agreement all federal, state, city, or other taxes as shall be required pursuant to any federal, state, city or other laws or regulations.

Section  2.7                                 Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by him during the Term in connection with the performance of duties under this Amended Agreement, in accordance with the Company’s reimbursement policies and upon submission of satisfactory evidence thereof.

Section 2.8                                    Indemnification.  Regarding Employee’s status as an officer, director, employee and/or representative of the Company or its affiliates, the Company shall provide Employee with the same indemnification and expense advancement rights provided to all officers.

ARTICLE III

TERMINATION OF EMPLOYMENT

Section 3.1                                    Employment Termination.

(a)                                 Death or Disability.  In the event the Employee dies or becomes disabled during the Term, his employment hereunder shall automatically terminate.  For the purpose of this Amended Agreement, “disability” or “disabled” shall mean a good faith determination of a medical doctor selected by the Company and the Employee that the Employee is unable to perform his duties under this Amended Agreement due to physical or mental illness or disease or for other causes beyond the Employee’s control and such period of inability continues for sixty (60) consecutive days or ninety (90) days in any twelve (12) month period.

(b)                                 By the Company for Cause.  The Company may terminate the Employee’s employment hereunder at any time for “Cause”.  For purposes of this Amended Agreement, “Cause” shall mean:

i.             the Employee’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, injurious to the Company or its affiliates;

ii.          the Employee’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

iii.       the Employee’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material reputational or financial harm to the Company or its affiliates; or

iv.      the Employee’s willful unauthorized disclosure of Confidential Information (as defined below).

For purposes of this provision, no act or failure to act on the part of the Employee shall be considered “willful” unless it is done, or omitted to be done, by the  Employee in bad faith or without reasonable belief that the Employee’s action or omission was in the best interests of the

Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Employee in good faith and in the best interests of the Company.

(c)                            At the Election of the Company without Cause.  The Company may terminate the Employee’s employment hereunder without Cause at any time upon ten (10) days prior written notice to the Employee.

Section 3.2                                    Effect of Termination.

(a)                                 Termination for Death or Disability.  If the Employee’s employment is terminated by death or because of disability pursuant to Section 3.1(a) hereof, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the Base Salary accrued under this Amended Agreement prior to the Termination Date.  In addition, in the event of death, the Company shall continue to pay Employee’s estate (or the Employee’s designated beneficiary) his Base Salary for ninety (90) days after the date of which termination due to death occurs.  In the event of Employee’s employment is terminated as the result of a disability, the Company shall pay the Employee his Base Salary for the lesser of sixty (60) days after the date of which termination due to disability occurs or the earliest date Employee is eligible for long term disability benefits under the Company’s Long Term Executive Disability Plan.

(b)                                 Termination for Cause or at the Election of the Employee.  In the event that the Employee’s employment is terminated by the Company for Cause pursuant to Section 3.1(b) hereof or at the election of the Employee, the Company shall pay to the Employee the salary accrued under this Amended Agreement through the last day of his actual employment by the Company.

(c)                                  Termination at the Election of the Company without Cause.  In the event that the Company terminates the Employee without Cause pursuant to Section 3.1(c) hereof, and subject to the Employee’s compliance with Articles IV and V of this Amended Agreement and his execution of a release of claims in favor of the Company, the Company shall continue to pay the Employee the Base Salary he was earning at the time of termination through the first anniversary of the termination date.  In the event the Company terminates Employee without cause pursuant to Section 3.1(c), any unvested restricted stock awarded to the Employee prior to the Effective Date shall vest immediately.  Any unvested restricted stock or other equity awards awarded after the Effective Date shall be treated in accordance with the terms of the award agreement under which they were awarded.

(d)                                 Survival.  Notwithstanding termination of this Amended Agreement as provided in this Article III hereof, the rights and obligations of the Employee and the Company under Articles IV and V of this Amended Agreement shall survive termination.

ARTICLES IV

NONCOMPETITION AND NONSOLICITATION

Section 4.1                                    Covenant Not to Compete and Nonsolicitation Covenant.  As an inducement for the Company to enter into this Amended Agreement, the Employee agrees to the following covenants (the “Restrictive Covenants”), whose terms are set forth below:

(a)                                 Covenant Not to Compete.  During the Noncompete Term, as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, own, manage, operate, finance, control, invest, engage, or participate in the ownership, management, operation, financing, or control of any business providing freight transportation services (dedicated or otherwise) by use of dry van trailer equipment or freight containers, either over-the-road or via intermodal service, directly or through any brokerage, logistics, leasing, or other indirect arrangement (including the engagement of independent contractors) in the United States of America; nor shall the Employee be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services of any nature for, or provide advice to such business.

(b)                                 Nonsolicitation Covenant.  During the Noncompete Term as defined below, the Employee shall not without prior written approval of the Company, directly or indirectly, (i)  whether for his own account or for the account of any other person (other than the Company and its affiliates), solicit business of the same or similar type being carried on by the Company or any of its affiliates from any person or entity that is or was a customer of the Company or any of its affiliates during the Term of this Amended Agreement or during the Noncompete Term; (ii) whether for his own account or the account of any other person (other than the Company and its affiliates), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise any person who is or was during the Noncompete Term an employee or independent contractor of the Company or any of its affiliates or in any manner induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to terminate his employment or contract with the Company or any such affiliate; or (iii) disparage the Company or any of its affiliates, shareholders, directors, officers, employees, or agents.

(c)                                  Limited Exception.  Notwithstanding anything to the contrary above, this Section 4.1 shall not prohibit the ownership by the Employee of up to (but not more than) five percent (5%) of the publicly traded securities of any business specified in Section 4.1(a) or 4.1(b) above (but without otherwise participating in the activities of such business).

Section 4.2                                    Duration of Restrictive Covenants.  The restrictions contained in Section 4.1 shall apply to Employee from the date hereof to the later of: (a) the first anniversary of the expiration of the Term of this Amended Agreement; (b) the first anniversary of Employee’s termination pursuant to Section 3.1(b); (c) or the first anniversary of Employee’s termination at the election of the Employee; or (d) the first anniversary of Employee’s termination pursuant to 3.1(c) unless Employee is employed by a third party between the six month anniversary of his termination and the twelve month anniversary of his termination, in which case the Covenant Not to Compete expires as of his new employment date (the “Noncompete Term”).  The parties agree that in the event the Noncompete Term is less than one year pursuant to subsection (d) of this section, the Nonsolicitation Covenant shall remain in effect until the one year anniversary date of the Employee’s termination. The Noncompete Term shall be extended by the length of any period during which Employee is in breach of the terms of Section 4.1.

Section 4.3                                    Consideration for Restrictive Covenants.  In addition to the consideration to be received by the Employee during the Term of this Amended Agreement and in exchange for the continuous performance of his obligations under Sections 4.1(a) and 4.1(b), upon expiration of the Term, upon Employee’s termination without Cause, the payment by the Company of the payments outlined in Section 3.2(c) shall be considered adequate consideration for the Restrictive Covenants.  In the event Employee is terminated for Cause pursuant to Section 3.1(b) or in the event Employee elects to terminate his employment, consideration received from the Effective Date of this Amended Agreement shall be considered adequate for the Restrictive Covenants and Employee shall not be entitled to any additional consideration.  The Employee acknowledges that such consideration constitutes sufficient and adequate consideration for the Employee’s agreement to the Restrictive Covenants.  The Employee further acknowledges that, given the nationwide character of the Company’s business, the Restrictive Covenants and their geographic area and duration are reasonable.

Section 4.4.                                 Enforceability.  If any of the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

Section 4.5.                                 Specific Performance.  The Restrictive Covenants are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable to accomplish such purpose.  The Employee agrees and acknowledges that any breach of the Restrictive Covenants would cause the Company immediate, substantial and irreparable damage for which monetary damages will not be an adequate remedy.  In the event of any such breach, in addition to such other remedies which may be available in law, the Company shall have the right to seek specific performance, injunction, or any other equitable relief in any court having jurisdiction over such claim without the necessity of showing any actual damage or posting any bond or furnishing any other security, and that the specific enforcement of the provisions of this Amended Agreement will not diminish Employee’s ability to earn a livelihood or create or impose on Employee any undue hardship.  If the Company prevails in a proceeding to remedy a breach under the Restrictive Covenants, the Company shall be entitled to receive its reasonable attorneys’ fees, expert witness fees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1.                                 Definition of Confidential Information.  For purposes of this Amended Agreement, “Confidential Information”  shall include all information (whether or not patentable and whether or not copyrightable) owned, possessed, or used by the Company, including, without limitation, any data, formula, know-how, vendor information, customer information, driver information, pricing information, employee information, trade secret, process, design, sketch, photograph, graph, drawing, sample, invention, idea, research, report, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, and other information, however documented, of a confidential nature, including any analysis, compilation, study, summary, and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing, that is communicated to, learned of, developed, or otherwise acquired by the Employee in the course of his employment by the Company.

Section 5.2                                    Nondisclosure of Confidential Information.  The Employee acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company’s business.  Therefore, the Employee agrees not to disclose to any unauthorized persons or use for his personal benefit or the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Employee, without the Company’s prior written consent, unless (i) such Confidential Information is generally available to the public (other than as a result of a disclosure by the Employee), or (ii) the Employee is compelled by law, rule, regulation, a court of competent jurisdiction or a governmental agency to disclose such Confidential Information provided that the Employee gives the Company prompt notice of any and all such requests for disclosure so that the Company has ample opportunity to take all necessary or desired action, to avoid disclosure.  The Employee agrees to deliver to the Company upon termination of this Amended Agreement, and at any other time the Company may request, all records, files, memoranda, notes, data, reports and other documents (and all copies or reproductions of all of the foregoing)  containing or based upon the Confidential Information.  This provision is an ongoing obligation of Employee and does expire upon expiration of the Noncompete Term or the Nonsolicitation Term.

ARTICLE VI

MISCELLANEOUS

Section 6.1                                    Entire Agreement.  This Amended Agreement contains the entire understanding of the parties with respect to the matters contained herein and supersedes all previous commitments, agreements, and understanding between the parties with respect to such matters.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Amended Agreement.

Section 6.2.                                 Amendments.  This Amended Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

Section 6.3                                    Successors.  This Amended Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) the Employee may not assign his rights hereunder (except by will or the laws of descent)  without the prior written consent of the Company and (b) the Company may not assign its rights hereunder without the prior written consent of the Employee which will not be unreasonably withheld, provided, however, that the Company may assign this Amended Agreement without the consent of the Employee in connection with any sale or reorganization of the Company.

Section 6.4                                    Captions.  The captions of this Amended Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Amended Agreement or the intent of any provision contained in this Amended Agreement.

Section 6.5                                    Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by deposit with a reputable overnight courier.  Such notice shall be deemed received on the date on which it is delivered, three (3) business days after deposit in the United States mail as set forth above, or the next business day after deposit with a reputable overnight courier.  For purposes of notice, the addresses of the parties shall be:

If to the Employee:	John W. White
507 Grand Mountain Drive
Chattanooga, TN 37421

If to the Company:	U.S. Xpress Enterprises, Inc.
4080 Jenkins Road
Chattanooga, TN 37421
Attention: Chief Administrative Officer
Lisa Pate

Any party may change its address for notice by written notice given to the other party in accordance with Section 6.5.

Section 6.6.                                 Counterparts.  This Amended Agreement may be executed simultaneously in any number of counterparts, via facsimile or otherwise, each of which counterparts when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute one and the same document.

Section 6.7                                    Severability.  If any provision of this Amended Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Such provision and the remainder of this Amended Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

Section 6.8                                    Applicable Law.  This Amended Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Tennessee, without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

Section 6.9                                    Construction.  The language contained in this Amended Agreement shall be deemed to be approved by both parties hereto and no rule of strict construction shall be applied against any party.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Amended Agreement in its entirety and not to any specific part hereof.

Section 6.10                             Genders.  Any reference to the masculine gender shall be deemed to include feminine and neutral genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 6.11.                          Right to Offset.  The Company may exercise a right of offset at any time and from time to time against any amount payable under this Amended Agreement to the extent the Employee is indebted to the Company or any of its affiliates.

Section 6.12.                          Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Amended Agreement shall not constitute a waiver of any of its rights hereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Amended and Restated Employment and Noncompetition Agreement to be duly executed as of the date first set forth above.

U.S. XPRESS ENTERPRISES, INC.

By:	/s/ Lisa Pate
Name:	Lisa Pate
Title:	Chief Administrative Officer

THE EMPLOYEE:

/s/ John W. White
John W. White